Exhibit 3.1

CERTIFICATE OF INCORPORATION

ON CHANGE OF NAME

AND RE-REGISTRATION OF A PRIVATE COMPANY

AS A PUBLIC COMPANY

Company No. 9257343

The Registrar of Companies for England/Wales hereby certifies that

NEW STERIS LIMITED

formerly registered as a private company having changed its name and having this day been re-registered under the Companies Act 2006 as a public company is now incorporated under the name of

STERIS PLC

and that the company is limited by shares.

Its registered office is situated in England/Wales.

Given at Companies House on 2nd November 2015